SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 12b-25

                                                  Commission File Number 0-10841
                                                                         -------


                           NOTIFICATION OF LATE FILING


(Check one)   [X] Form 10-K and Form 10-KSB   [ ] Form 11-K    [ ] Form 20-F
              [ ] Form 10-Q and Form 10-QSB   [ ] Form N-SAR



For period ended  July 31, 2003
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[ ]  Transition Report on Form 10-K and Form 10-KSB
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q and 10-QSB
[ ]  Transition Report on Form N-SAR


For the transition period ended
                               -------------------------------------------------


     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above,
identify the item(s) to which the notification relates:   N/A
                                                       -------------------------

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                                     PART I
                             REGISTRANT INFORMATION


Full name of registrant   American Millenium Corporation, Inc.
                       ---------------------------------------------------------

Former name if applicable                     N/A
                         -------------------------------------------------------

Address of principal
 executive office (Street and number) 110N. Rubey Drive, Suite 100A
                                     -------------------------------------------

City, state and zip code  Golden, CO 80403
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                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th

     [X] calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     American Millemium Corporation, Inc. is unable to file Form 10-KSB for the fiscal year ended July 31, 2003 within the prescribed period due to unforeseen delays in preparation of the financial statements. We are unable to predict when the financial statements will be completed. Financial figures are pending with estimates currently available

                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

         Shameer Dada                                (303) 279-2002 x603
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           (Name)                               (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                        [X] Yes     [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                        [ ] Yes     [X] No


                      American Millenium Corporation, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date      October 30, 2003                  By  /s/ Shameer Dada
                                            ------------------------------------
                                            Shameer Dada
                                            Vice President, Finance & Operations